CONTACT:     David S. Collins        Devin Sullivan
Chief Financial Officer    Senior Vice President
(630) 845-4500        The Equity Group Inc.
(212) 836-9608

FOR IMMEDIATE RELEASE

FUEL TECH REPORTS 2015 SECOND QUARTER FINANCIAL RESULTS

Q2 2015 Overview

•	Revenues of $18.7 million compared to $20.2 million in Q2 2014

•	Gross profit of $7.1 million, or 38.2% of revenue, compared to $8.5 million, or 42.2% of revenue, in Q2 2014

•	Net loss was $1.4 million, or $0.06 per diluted share, compared to net loss of $0.7 million, or $0.03 per diluted share, in Q2 2014

•	At June 30, 2015 total cash and equivalents of $15.0 million, or $0.65 per diluted share

•	No debt

WARRENVILLE, Ill., August 10, 2015 - Fuel Tech, Inc. (NASDAQ: FTEK), a world leader in advanced engineering solutions for the optimization of combustion systems and emissions control in utility and industrial applications, today reported financial results for the second quarter ("Q2") ended June 30, 2015.

Q2 2015 Results Overview
Consolidated revenues for Q2 2015 were $18.7 million as compared to $20.2 million in Q2 2014. This decline reflected slower U.S. and foreign activity within our Air Pollution Control ("APC") technology segment, including an anticipated reduction in activity from a large project in Chile that is nearing completion, as well as lower revenues from our FUEL CHEM® business segment.
Operating loss for Q2 2015 was $2.2 million as compared to an operating loss of $0.7 million in Q2 2014. Net loss for Q2 2015 was $1.4 million, or $0.06 per diluted share, compared to net loss of $0.7 million, or $0.03 per diluted share in the same period last year.
APC segment revenues in Q2 2015 declined slightly to $11.1 million from $11.3 million in Q2 2014.

APC gross profit declined to $3.3 million, or 29.9% of segment revenues, from $3.6 million, or 32.0% of segment revenues in Q2 2014.
The FUEL CHEM segment generated revenues of $7.6 million during Q2 2015, down from revenues of $8.9 million during Q2 2014. This reduction is attributable to a year-on-year reduction in the load profile for coal-fired utilities. Segment gross margins during Q2 2015 and Q2 2014 were 50.3% and 55.1%, respectively.
Capital projects backlog in the APC segment stood at $17.1 million at June 30, 2015 compared to $16.0 million at March 31, 2015 and $18.0 million at December 31, 2014. During Q2 2015, Fuel Tech announced new project awards in multiple geographies with an aggregate value of $10.5 million, the most significant being an award in Europe for Fuel Tech's Advanced NOxOUT® Selective Non-Catalytic Reduction (ASNCR) technology for multiple large coal-fired units burning both coal and biomass. Fuel Tech received this contract following the demonstration of our new ASNCR technology last year at this same plant location. The ASNCR system utilizes proprietary state-of-the-art injectors and injection controls in combination with advanced temperature measurement techniques to provide nitrogen oxide (NOx) reduction efficiency well beyond conventional SNCR in difficult furnace environments. Equipment delivery is expected to occur in Q4 2015. Subsequent to the end of Q2 2015, the Company announced new APC orders totaling $4.7 million.
Selling, general and administrative (SG&A) expenses for Q2 2015 and Q2 2014 were $8.4 million and $9.0 million, respectively. On a total dollar basis, SG&A for Q2 2015 decreased by $559,000, or 6.2%, which was primarily the result of lower employee-related costs including stock-based compensation of $25,000, administrative costs associated with our foreign operations of $436,000, outside commissions of $131,000, insurance costs of $100,000, and expenses related to a formerly leased property of $300,000, partially offset by increases in fees for professional and consulting services of $381,000 and depreciation and amortization of $83,000.
Fuel Tech's research and development expenses for Q2 2015 increased to $982,000 from $225,000 in Q2 2014. The increased spending levels are primarily related to ongoing projects associated with our Fuel Conversion business development initiative.
Year-to-Date Results Overview
Consolidated year-to-date revenues for the six months ended June 30, 2015 were $33.8 million as compared to $38.9 million in 2014, due primarily to the reasons cited above.
Operating loss for the six months ended June 30, 2015 was $4.7 million as compared to an operating loss of $1.8 million in 2014. Net loss was $3.0 million, or $0.13 per diluted share, compared to net loss of $1.8 million, or $0.08 in the same period last year.

Year-to-date APC segment revenues declined to $17.9 million from $22.0 million in the comparable prior year period due to the timing of project bookings.
APC gross profit declined to $5.9 million, or 32.6% of segment revenues, in the six months ended June 30, 2015 from $7.3 million, or 33.2% of segment revenues in the same period last year.
The FUEL CHEM segment generated revenues of $15.8 million during the six-month period ending June 30, 2015, down from revenues of $16.8 million in the same prior year period. The gross margins during 2015 and 2014 were 50.2% and 53.8%, respectively.
Selling, general and administrative (SG&A) expenses for the six months ended June 30, 2015 and 2014 were $16.6 million and $17.7 million, respectively. On a total dollar basis, SG&A for the year-to-date period decreased by $1.1 million, or 6.2%, which was primarily the result of lower employee-related costs including stock-based compensation of $463,000, administrative costs associated with our foreign operations of $747,000, and expenses related to a formerly leased property of $300,000, partially offset by increases in fees for professional and consulting services of $441,000.
Fuel Tech's research and development expenses for the year-to-date period increased to $1.9 million from the comparable prior year amount of $469,000. The increased spending levels are primarily related to ongoing projects associated with our Fuel Conversion business development initiative.
Vincent J. Arnone, President and Chief Executive Officer of Fuel Tech, commented, “Although we continue to operate in a challenging domestic APC environment, based on our understanding of our project pipeline, we believe that Fuel Tech’s APC performance will strengthen as the year progresses and that our full year 2015 results will be an improvement over 2014. Domestically, the United States Supreme Court's recent overruling of the EPA's Mercury and Air Toxics Standard (MATS) provides regulatory uncertainty for some of our U.S. customer base. However, our recently announced electrostatic precipitator contracts support predictions by some industry experts that compliance dates for 2016 for this regulation will remain on schedule. Overall, we believe that MATS will be a long-term positive for our industry and our Company, and we are actively pursuing associated sales opportunities. Globally, we continue to pursue multiple projects across a number of geographies, including Europe, Latin America, and Asia, and expect that our APC contract bookings in the second half of 2015 will exceed the level realized in the first half of the year.
“FUEL CHEM revenue and margin were slightly behind the pace of the prior year for the first six months of the year and we currently expect full-year revenue to fall moderately short of that realized in the prior year. The primary drivers for the decline relate to fuel switching away from coal, and the reduced load profile for remaining coal-fired utilities. That said, we are encouraged about the opportunity to capitalize on our geographic diversity as we expect to demonstrate the FUEL CHEM technology on a power-generating boiler in China later this year."

Mr. Arnone concluded, "At June 30, 2015, we reported cash and cash equivalents of $15.0 million, or $0.65 per diluted share, working capital of $38.9 million, and no debt. We expect to see the full benefit of our $1.5 million cost reduction program during Q3 2015, and continue to monitor our cost structure. With an expected strong second half of the year we believe that our consolidated full year results will be an improvement over 2014."

Conference Call
Management will host a conference call on Tuesday, August 11, 2015 at 9:00 AM ET to discuss the results.

•	(855) 546-9559 (Domestic)

•	(412) 455-6116 (International)

•	Passcode: FUEL TECH

A replay of the call will be available on our website, and can be accessed by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international) and using the passcode “90890608.”  The replay will be available through September 5, 2015.
About Fuel Tech

Fuel Tech is a leading technology company engaged in the worldwide development, commercialization and application of state-of-the-art proprietary technologies for air pollution control, process optimization, and advanced engineering services. These technologies enable customers to produce both energy and processed materials in a cost-effective and environmentally sustainable manner.
The Company’s nitrogen oxide (NOx) reduction technologies include advanced combustion modification techniques and post-combustion NOx control approaches, including NOxOUT®, HERT™, and Advanced SNCR systems, ASCR™ Advanced Selective Catalytic Reduction systems, and I-NOx™ Integrated NOx Reduction Systems, which utilize various combinations of these systems, along with the ULTRA™ process for safe ammonia generation. These technologies have established Fuel Tech as a leader in NOx reduction, with installations on over 900 units worldwide.
Fuel Tech’s technologies for particulate control include Electrostatic Precipitator (ESP) products and services including complete turnkey capability for ESP retrofits, with experience on units up to 700 MW. Flue gas conditioning (FGC) systems include treatment using sulfur trioxide (SO3) and ammonia (NH3) based conditioning to improve the performance of ESPs by modifying the properties of the fly ash particle. Fuel Tech’s particulate control technologies have been installed on more than 125 units worldwide.
The Company’s FUEL CHEM® technology revolves around the unique application of chemicals to improve the efficiency, reliability, fuel flexibility, boiler heat rate, and environmental status of combustion units by controlling slagging, fouling, corrosion, opacity and improving boiler operations. The Company has experience with this technology, in the form of a customizable FUEL CHEM program, on over 110 units.
Fuel Tech also provides a range of services, including boiler tuning and selective catalytic reduction (SCR) optimization services. In addition, flow corrective devices and physical and computational modeling services are available to optimize flue gas distribution and mixing in both power plant and industrial applications.
Many of Fuel Tech’s products and services rely heavily on the Company’s exceptional Computational Fluid Dynamics modeling capabilities, which are enhanced by internally developed, high-end visualization software. These capabilities, coupled with the Company’s innovative technologies and multi-disciplined team approach, enable Fuel Tech to provide practical solutions to some of our customers’ most challenging problems. For more information, visit Fuel Tech’s web site at www.ftek.com.

This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Fuel Tech files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.

FUEL TECH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share and per share data)

	June 30, 2015	December 31, 2014

Assets
Current assets:
Cash and cash equivalents	$14,967	$18,637
Marketable securities	37	36
Accounts receivable, net of allowance for doubtful accounts of $1,925 and $1,922, respectively	29,539	31,910
Inventories	1,390	1,111
Prepaid expenses and other current assets	3,919	4,094
Prepaid income taxes	2,629	597
Deferred income taxes	1,804	1,953
Total current assets	54,285	58,338
Property and equipment, net of accumulated depreciation of $22,432 and $21,925, respectively	12,740	13,527
Goodwill	2,116	2,116
Other intangible assets, net of accumulated amortization of $6,577 and $5,802, respectively	9,507	10,464
Deferred income taxes	4,275	5,649
Other assets	1,368	1,377
Total assets	$84,291	$91,471
Liabilities and Shareholders’ Equity
Current liabilities:
Short-term debt	$—	$1,625
Accounts payable	8,964	7,310
Accrued liabilities:
Employee compensation	1,625	2,007
Other accrued liabilities	4,805	7,708
Total current liabilities	15,394	18,650
Other liabilities	500	520
Total liabilities	15,894	19,170
Commitments and contingencies
Shareholders’ equity:
Common stock, $.01 par value, 40,000,000 shares authorized, 23,419,008 and 23,027,704 shares issued, and 23,167,216, and 22,860,398 shares outstanding, respectively	234	230
Additional paid-in capital	134,418	134,985
Accumulated deficit	(64,777)	(61,752)
Accumulated other comprehensive loss	(512)	(448)
Nil coupon perpetual loan notes	76	76
Treasury stock, 251,792 and 167,306 shares, respectively, at cost	(1,042)	(790)
Total shareholders’ equity	68,397	72,301
Total liabilities and shareholders’ equity	$84,291	$91,471

FUEL TECH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per-share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues	$18,683	$20,190	$33,786	$38,851
Costs and expenses:
Cost of sales	11,547	11,677	19,984	22,487
Selling, general and administrative	8,400	8,959	16,603	17,703
Research and development	982	225	1,854	469
	20,929	20,861	38,441	40,659
Operating loss	(2,246)	(671)	(4,655)	(1,808)
Interest expense	(3)	(34)	(30)	(63)
Interest income	7	6	14	17
Other expense	(65)	(39)	(161)	(69)
Loss before income taxes	(2,307)	(738)	(4,832)	(1,923)
Income tax benefit	936	18	1,807	117
Net loss	$(1,371)	$(720)	$(3,025)	$(1,806)
Net loss per common share:
Basic	$(0.06)	$(0.03)	$(0.13)	$(0.08)
Diluted	$(0.06)	$(0.03)	$(0.13)	$(0.08)
Weighted-average number of common shares outstanding:
Basic	23,140,000	22,814,000	23,034,000	22,728,000
Diluted	23,140,000	22,814,000	23,034,000	22,728,000

FUEL TECH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net loss	$(1,371)	$(720)	$(3,025)	$(1,806)
Other comprehensive income (loss):
Foreign currency translation adjustments	97	151	(64)	(358)
Unrealized gains from marketable securities, net of tax	—	(13)	—	15
Total other comprehensive income (loss)	97	138	(64)	(343)
Comprehensive loss	$(1,274)	$(582)	$(3,089)	$(2,149)

FUEL TECH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Six Months Ended June 30,
	2015	2014
Operating Activities
Net loss	$(3,025)	$(1,806)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,049	944
Amortization	1,075	390
Gain on disposal of equipment	(26)	—
Allowance for doubtful accounts	—	85
Deferred income taxes	(167)	(141)
Stock-based compensation	833	1,225
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	2,378	2,584
Inventories	(279)	(856)
Prepaid expenses, other current assets and other non-current assets	183	(229)
Accounts payable	1,674	(2,451)
Accrued liabilities and other non-current liabilities	(5,002)	(1,656)
Net cash used in operating activities	(1,307)	(1,911)
Investing Activities
Purchases of property, equipment and patents	(383)	(1,193)
Proceeds from the sale of equipment	26	—
Payment for acquisitions, net of cash acquired	—	(8,079)
Net cash used in investing activities	(357)	(9,272)
Financing Activities
(Payments) / proceeds on short-term borrowings	(1,636)	732
Proceeds from exercises of stock options	—	298
Excess tax benefit from exercises of stock options	—	7
Treasury shares withheld	(252)	(267)
Net cash (used in) provided by financing activities	(1,888)	770
Effect of exchange rate fluctuations on cash	(118)	(419)
Net decrease in cash and cash equivalents	(3,670)	(10,832)
Cash and cash equivalents at beginning of period	18,637	27,738
Cash and cash equivalents at end of period	$14,967	$16,906

FUEL TECH, INC.
BUSINESS SEGMENT FINANCIAL DATA
(Unaudited)
(in thousands)

Information concerning Fuel Tech’s reporting segment net sales and gross margin are provided below:

Three months ended June 30, 2015	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$11,087	$7,596	$—	$18,683
Cost of sales	(7,769)	(3,778)	—	(11,547)
Gross margin	3,318	3,818	—	7,136
Selling, general and administrative	—	—	(8,400)	(8,400)
Research and development	—	—	(982)	(982)
Operating income (loss)	$3,318	$3,818	$(9,382)	$(2,246)

Three months ended June 30, 2014	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$11,304	$8,886	$—	$20,190
Cost of sales	(7,688)	(3,989)	—	(11,677)
Gross margin	3,616	4,897	—	8,513
Selling, general and administrative	—	—	(8,959)	(8,959)
Research and development	—	—	(225)	(225)
Operating income (loss)	$3,616	$4,897	$(9,184)	$(671)

Six months ended June 30, 2015	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$17,944	$15,842	$—	$33,786
Cost of sales	(12,090)	(7,894)	—	(19,984)
Gross margin	5,854	7,948	—	13,802
Selling, general and administrative	—	—	(16,603)	(16,603)
Research and development	—	—	(1,854)	(1,854)
Operating income (loss)	$5,854	$7,948	$(18,457)	$(4,655)

Six months ended June 30, 2014	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$22,038	$16,813	$—	$38,851
Cost of sales	(14,718)	(7,769)	—	(22,487)
Gross margin	7,320	9,044	—	16,364
Selling, general and administrative	—	—	(17,703)	(17,703)
Research and development	—	—	(469)	(469)
Operating income (loss)	$7,320	$9,044	$(18,172)	$(1,808)
Note: Fuel Tech is an integrated company that segregates its financial results into two reportable segments, both providing advanced technology and engineering solutions for the optimization of combustion systems in utility and industrial applications. The “Other” classification includes those profit and loss items not allocated by Fuel Tech to each reportable segment.

FUEL TECH, INC.
GEOGRAPHIC INFORMATION
(Unaudited)
(in thousands)
Information concerning Fuel Tech’s operations by geographic area is provided below. Revenues are attributed to countries based on the location of the customer. Assets are those directly associated with operations of the geographic area.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues:
United States	$11,901	$13,734	$24,476	$22,963
Foreign	6,782	6,456	9,310	15,888
	$18,683	$20,190	$33,786	$38,851

	June 30, 2015	December 31, 2014
Assets:
United States	$56,536	$64,324
Foreign	27,755	27,147
	$84,291	$91,471

FUEL TECH, INC.
RECONCILIATION OF GAAP NET LOSS TO EBITDA AND ADJUSTED EBITDA
(Unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net loss	$(1,371)	$(720)	$(3,025)	$(1,806)
Interest expense	3	34	30	63
Income tax benefit	(936)	(18)	(1,807)	(117)
Depreciation expense	529	451	1,049	944
Amortization expense	532	194	1,075	390
EBITDA	(1,243)	(59)	(2,678)	(526)
Stock compensation expense	561	801	833	1,225
ADJUSTED EBITDA	$(682)	$742	$(1,845)	$699

Adjusted EBITDA
To supplement the Company's consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (GAAP), the Company has provided an Adjusted EBITDA disclosure as a measure of financial performance. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax expense (benefit), depreciation expense, amortization expense and stock compensation expense. The Company's reference to these non-GAAP measures should be considered in addition to results prepared in accordance with GAAP standards, but are not a substitute for, or superior to, GAAP results.
Adjusted EBITDA is provided to enhance investors' overall understanding of the Company's current financial performance and ability to generate cash flow, which we believe is a meaningful measure for our investor and analyst communities. In many cases non-GAAP financial measures are utilized by these individuals to evaluate Company performance and ultimately determine a reasonable valuation for our common stock. A reconciliation of Adjusted EBITDA to the nearest GAAP measure of net income (loss) has been included in the above financial table.